AMENDMENT
TO
ASSOCIATED ESTATES REALTY CORPORATION
2008 EQUITY-BASED AWARD PLAN

            The Associated Estates Realty Corporation 2008 Equity Based-Award Plan as adopted by the Board on March 14, 2008 and subsequently approved by holders of the Company’s outstanding shares, (the "Plan") is hereby amended, as of its effective date, for the purpose of reflecting compliance with Section 409A of the Code, as follows:

1.         Section 11(A)(4) is amended and restated to provide as follows:

Subject to Section 3(C) and unless otherwise determined by the Committee in its sole discretion at or after grant but prior to any Change in Control or Potential Change in Control, each outstanding Award (other than a 409A Award), in each case to the extent vested, shall be cashed out (and such Award terminated) by paying the participant an amount equal to the excess, if any, of the “Change in Control Price” as defined in Section 11(E) as of the date such Change in Control or such Potential Change in Control is determined to have occurred over the exercise price or other purchase price, if any, payable by the participant with respect to such Award, except that in the case of Share Appreciation Rights, Fair Market Value shall be used rather than Change in Control Price for this purpose.  Subject to Section 3(C), upon any 409A Change in Control, each outstanding 409A Award, in each case to the extent vested, shall be cashed out (and such 409A Award terminated) by paying the participant an amount equal to the excess, if any, of the Change in Control Price as of the date such 409A Change in Control is determined to have occurred over the exercise price or other purchase price, if any, payable by the participant with respect to such 409A Award.

ASSOCIATED ESTATES REALITY CORPORATION

By:  /s/Jeffrey I. Friedman______________________
                                                                                           Title:  President, Chief Executive Officer